Daktronics, Inc. Extends Shareholder Rights Plan

Brookings, S.D. – November 19, 2021 - Daktronics, Inc. (Nasdaq - DAKT) today announced that its Board of Directors approved an amendment to its Rights Agreement, extending its expiration to November 19, 2024 and changing the exercise price to $20.00.

Daktronics believes that the rights agreement enables its Board to be in a better position to perform its fiduciary duties and help the Board to protect shareholders against abusive takeover tactics that may be used to gain control of the company without paying a price that is in the best interest of all shareholders and other stakeholders. The rights are designed to enable Daktronics shareholders to realize the full long-term value of their investment and to provide for fair and equal treatment of all shareholders if an unsolicited attempt is made to acquire Daktronics. The rights agreement was not adopted in response to any known offers for Daktronics and is similar to rights agreements adopted by other companies. The rights agreement, which was adopted by the Board of Daktronics after evaluation and consultation with advisors of Daktronics and consideration of all stakeholders, has no immediate dilutive effect and does not prevent Daktronics or its shareholders from accepting a fair offer to acquire Daktronics in a negotiated transaction.

A right is attached to each common stock outstanding or issued until the rights are triggered and redeemed. When exercisable, the right will initially entitle shareholders to buy one-one thousandth of one share of preferred stock per common share owned at an initial exercise price of $20.00 per right, subject to adjustment. The rights will be exercisable only if a person or group acquires 20% or more of Daktronics’ common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the common stock. At that time, Daktronics’ shareholders (other than the acquirer, whose rights will have become void and will not be exercisable) would have the right to purchase, at a price equal to 50% of the common stock’s market value, a number of shares of Daktronics’ common stock equal to (a) the exercise price multiplied by the number of one one-thousandth of a share of preferred stock for which a right was exercisable divided by (b) 50% of the then current market value of Daktronics’ common stock. Daktronics’ Board of Directors may redeem the rights for $0.001 per right at any time before the rights become exercisable. Unless the rights are redeemed, exchanged or terminated earlier, they will expire on November 19, 2024. At any time after any person or group acquires beneficial ownership of 20% or more of Daktronics’ common stock, the Board of Daktronics, at its option, may exchange each right (other than the rights owned by the acquirer, which will have become void), in whole or in part, for shares of Daktronics’ common stock at an exchange ratio of one share of common stock per outstanding right.

Additional details regarding the rights agreement are contained in a Current Report on Form 8-K filed by Daktronics with the Securities and Exchange Commission (“SEC”).

ABOUT DAKTRONICS

Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world. For more information, visit the company's website at: www.daktronics.com, Information on Daktronics’ website is not incorporated into this press release.

SAFE HARBOR STATEMENT

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the Company's SEC filings, including its Annual Report on Form 10-K for its 2021 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

FOR MORE INFORMATION

Sheila Anderson, Chief Financial Officer

Investor Relations

Tel 605-692-0200

Email investor@daktronics.com